Exhibit 99.1

Celina Mikolajczak to join QuantumScape Board

April 15, 2021

Brings additional large-scale battery manufacturing expertise

SAN JOSE, Calif. — (BUSINESS WIRE) — QuantumScape Corporation (NYSE: QS, or “QuantumScape”) today announced the appointment of Celina Mikolajczak to its board as an independent director. Ms. Mikolajczak is currently Vice-President of Engineering & Battery Technology at Panasonic Energy of North America and has played an integral role in the development and scale-up of some of the most important battery technologies behind today’s electric vehicle revolution. Prior to joining Panasonic, Ms. Mikolajczak served as Director of Engineering focused on battery development for rideshare vehicles at Uber Technologies. Before that, she worked at Tesla Motors as the Senior Manager for Cell Quality and Materials Engineering, helping to develop the battery cells and packs for Tesla’s Model S, Model X, Model 3, and Roadster Refresh.

“We are thrilled to have Celina join our board at this time,” said Jagdeep Singh, CEO of QuantumScape. “She brings a world-class understanding of high-volume battery manufacturing, and her guidance and expertise will be invaluable as we work to industrialize our ground-breaking solid-state lithium-metal battery technology.”

“I couldn’t be more excited to join the board of QuantumScape,” said Ms. Mikolajczak. “I look forward to helping advance the company through the next stage of growth into high-volume production.”

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The company’s mission is to revolutionize energy storage to enable a sustainable future.

For additional information, please visit www.quantumscape.com.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, regarding the development, timeline and performance of QuantumScape’s products and technology are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside QuantumScape’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to the following: (i) QuantumScape faces significant barriers in its attempts to scale from a single layer pouch cell and complete development of its solid-state battery cell and related manufacturing processes, and development may not be successful, (ii) QuantumScape may encounter substantial delays in the development, manufacture, regulatory approval, and launch of QuantumScape solid-state battery cells, which could prevent QuantumScape from commercializing products on a timely basis, if at all, and (iii) QuantumScape may be unable to adequately control the costs of manufacturing its solid-state separator and battery cells. QuantumScape cautions that the foregoing list of factors is not exclusive. Additional information about factors that could materially affect QuantumScape is set forth under the “Risk Factors” section in the registration statement filed by QuantumScape with the SEC on March 25, 2021 and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, QuantumScape disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

Contacts:

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